Exhibit 15.1

July 7, 2004

Board of Directors and Stockholders

Party City Corporation
Rockaway, New Jersey

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Party City Corporation and Subsidiary for the quarter ended September 27, 2003 and September 28, 2002, as indicated in our report dated November 5, 2003 (June 30, 2004 as to the effects of the restatement discussed in Note 11) (which report includes an explanatory paragraph relating to the restatement of the condensed consolidated financial statements); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended September 27, 2003, is incorporated by reference in Registration Statement Nos. 333-75078, 333-65632 and 333-19473 on Form S-8 of Party City Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York